Exhibit 99.1
Lyell Immunopharma Reports Business Highlights and Financial Results for the Third Quarter 2023
•Extended funding of operations into 2027 by prioritizing investment in core clinical candidates and research platform value drivers as well as de-prioritizing selected early-stage research programs
•Remain on track to release initial clinical data from two clinical-stage product candidates in 2024
•Entered into proof-of-concept manufacturing collaboration with Cellares for CAR T-cell product candidate
•Presented six abstracts at SITC highlighting innovations designed to shorten TIL manufacturing, new nonclinical data on LYL119, new technologies and the design of ongoing clinical trials for LYL797 and LYL845
•Cash, cash equivalents and marketable securities of $598.2 million as of September 30, 2023 supports advancing multiple product candidates through key clinical milestones
SOUTH SAN FRANCISCO, Calif., November 7, 2023 -- Lyell Immunopharma, Inc. (Nasdaq: LYEL), a clinical‑stage T‑cell reprogramming company advancing a diverse pipeline of cell therapies for patients with solid tumors, today reported financial results and business highlights for the third quarter ended September 30, 2023.
“We remain on track to present initial data from each of our two lead Phase 1 programs next year and remain confident in our science, our product candidates and our ability to deliver meaningful advances in cell therapy to patients with solid tumors,” said Lynn Seely, M.D., Lyell’s President and CEO. “As we continue to generate clinical data from our two lead programs, we have also taken important steps toward reducing costs and manufacturing time for cell therapies through our proof-of-concept CAR T-cell manufacturing collaboration with Cellares and advances in our Epi-R P2 manufacturing process. We are focused on strengthening our ability to fully elucidate the potential of the currently disclosed product candidates in our pipeline through multiple clinical milestones and have extended our ability to fund operations into 2027. We have restructured our company to prioritize investment in our clinical stage programs and core research platforms and have streamlined operations. In doing so we are parting ways with talented and valued Lyellites. Tina Albertson, M.D., Ph.D., our Chief Medical Officer is also leaving the company. We thank our departing colleagues for their many contributions that have helped advance our mission.”
With key infrastructure now in place and a maturing company focus, the company is prioritizing investment in its most value enhancing clinical stage product candidates and core research platforms and has scaled down investment in certain early-stage research programs and stage gated certain other expenses. An approximately 25% reduction in workforce associated with this prioritization is expected to be completed in the fourth quarter of 2023.
Third Quarter Updates and Recent Business Highlights
Lyell is advancing four wholly-owned product candidates with two product candidates in Phase 1 clinical development, LYL797 and LYL845. Two additional product candidates, LYL119 and a second-generation tumor infiltrating lymphocyte (TIL) product candidate, are in preclinical development.
LYL797 – A ROR1-targeted Chimeric Antigen Receptor (CAR) T-cell product candidate genetically reprogrammed to overexpress c-Jun and epigenetically reprogrammed using Lyell’s proprietary Epi-RTM manufacturing protocol, designed for differentiated potency and durability
•Enrollment in the Phase 1 clinical trial of LYL797 is ongoing. The study includes patients with relapsed or refractory triple-negative breast cancer (TNBC) or non-small cell lung cancer (NSCLC).
•Initial clinical and translational data from at least 20 patients in the Phase 1 trial of LYL797 are expected in the first half of 2024.
•Initiated a CAR T-cell manufacturing proof-of-concept collaboration with Cellares as part of an overall manufacturing strategy to build scale and reduce cost. Under the collaboration, the companies have agreed on a proof-of-concept technology transfer process for the manufacture of Lyell’s LYL797 CAR T-cell therapy, using Cellares’ Cell ShuttleTM.

•Announced initial results from Lyell’s ROR1 screening program indicating that expression of ROR1 in TNBC and NSCLC, 53% (N=77) and 33% (N=18), respectively, is consistent with what has been reported in the literature. The screening program is designed to support Lyell’s current and future clinical trials.
•LYL797 Trial in Progress poster was presented at the 38th Annual Meeting of the Society for Immunotherapy of Cancer (SITC) in San Diego on November 1-5, 2023.
LYL845 – A novel epigenetically reprogrammed TIL product candidate designed for differentiated potency and durability
•Enrollment in the Phase 1 clinical trial for LYL845 is ongoing. The study includes patients with relapsed and/or refractory metastatic or locally advanced melanoma, NSCLC and colorectal cancer.
•Initial clinical data from the Phase 1 trial of LYL845 are expected in 2024.
•Preclinical data on the Epi-R P2 manufacturing process designed to shorten TIL manufacturing time without impacting cell number and phenotype were presented at SITC. Epi-R P2 is expected to be incorporated into the Phase 1 trial in 2024.
•LYL845 Trial in Progress poster was presented at SITC.
LYL119 – A ROR1-targeted CAR T-cell product candidate incorporating Lyell’s four stackable reprogramming technologies for enhanced cytotoxicity
•LYL119 is a ROR1-targeted CAR T-cell product enhanced with Lyell’s four novel, stackable genetic and epigenetic reprogramming technologies: c-Jun overexpression, NR4A3 knockout, Epi-R manufacturing protocol and Stim-RTM T-cell activation technology.
•An investigational new drug (IND) application for LYL119 is expected to be submitted in the first half of 2024.
•An abstract highlighting preclinical development of LYL119 was presented at SITC.
Rejuvenation – Novel partial reprogramming technology designed to maintain T-cell identity while reducing cells’ epigenetic age
•An abstract highlighting rejuvenation of TIL through partial reprogramming was presented at SITC.
Third Quarter Financial Results
Lyell reported a net loss of $50.9 million for the third quarter ended September 30, 2023, compared to a net loss of $70.3 million for the same period in 2022. Non‑GAAP net loss, which excludes non-cash stock-based compensation, changes in the estimated fair value of success payment liabilities and certain non-cash investment charges, was $43.0 million for the third quarter ended September 30, 2023, compared to $43.7 million for the same period in 2022.
Revenue
•Revenue was approximately zero for both the third quarter ended September 30, 2023 and 2022. No research and development pursuant to our collaboration and license agreement with GlaxoSmithKline (GSK Agreement) was performed in the third quarter of 2023 due to the termination of the GSK Agreement in December 2022.
GAAP and Non-GAAP Operating Expenses
•Research and development (R&D) expenses were $43.8 million for the third quarter ended September 30, 2023, compared to $41.6 million for the same period in 2022. The increase in third quarter 2023 R&D expenses was primarily driven by personnel-related expenses, mainly due to an increase in headcount to expand our research, development and manufacturing capabilities to support increases in clinical trial enrollment, and an increase in research and laboratory costs primarily associated with clinical trials. Non‑GAAP R&D expenses, which exclude non-cash stock-based compensation and changes in the estimated fair value of success payment liabilities, for the third quarter ended September 30, 2023, were $40.5 million, compared to $34.7 million for the same period in 2022. The increase in third quarter 2023 non-GAAP R&D expenses was driven by increased personnel-related expenses, primarily related to an increase in headcount to expand our clinical development and manufacturing capabilities in support of our ongoing clinical trials.

•General and administrative (G&A) expenses were $15.5 million for the third quarter ended September 30, 2023, compared to $26.1 million for the same period in 2022. The decrease in third quarter 2023 G&A expenses was primarily driven by changes in non-cash stock-based compensation. Non‑GAAP G&A expenses, which exclude non-cash stock-based compensation, for the third quarter ended September 30, 2023, were $9.5 million, compared to $11.4 million for the same period in 2022. The decrease in third quarter 2023 non-GAAP G&A expenses was driven by a decrease in legal, consulting and other administrative expenses.
A discussion of non-GAAP financial measures, including reconciliations of the most comparable GAAP measures to non‑GAAP financial measures, is presented below under “Non-GAAP Financial Measures.”
Cash, cash equivalents and marketable securities
Cash, cash equivalents and marketable securities as of September 30, 2023 were $598.2 million, compared to $710.3 million as of December 31, 2022. Lyell believes that its cash, cash equivalents and marketable securities balances will now be sufficient to meet working capital and capital expenditure needs into 2027 while continuing to advance its clinical programs.

About Lyell Immunopharma, Inc.
Lyell is a clinical-stage T-cell reprogramming company advancing a diverse pipeline of cell therapies for patients with solid tumors. Lyell is currently enrolling a Phase 1 clinical trial evaluating a ROR1-targeted CAR T-cell therapy in patients with relapsed refractory triple-negative breast cancer and non-small cell lung cancer (NSCLC) and a second Phase 1 clinical trial evaluating reprogrammed tumor infiltrating lymphocytes (TIL) in patients with advanced melanoma, NSCLC and colorectal cancer. The technologies powering its product candidates are designed to address barriers that limit consistent and long-lasting responses to cell therapy for solid tumors: T-cell exhaustion and lack of durable stemness, which includes the ability to persist and self-renew to drive durable tumor cytotoxicity. Lyell is applying its proprietary ex vivo genetic and epigenetic reprogramming technologies to address these barriers in order to develop new medicines with improved durable clinical outcomes. Lyell is based in South San Francisco, California with facilities in Seattle and Bothell, Washington. To learn more, please visit www.lyell.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements expressed or implied in this press release include, but are not limited to, statements regarding: Lyell’s anticipated progress, business plans, business strategy and clinical trials; Lyell’s advancement of its pipeline and its research, development and clinical capabilities; the potential clinical benefits and therapeutic potential of Lyell’s product candidates; the advancement of Lyell’s technology platform; Lyell’s expectation that its financial position and cash runway will support advancement of its pipeline through multiple clinical milestones into 2027; Lyell’s expectations related to its planned workforce restructuring in the fourth quarter of 2023; Lyell’s plans to submit an IND for LYL119 and the timing thereof; expectations around enrollment and timing of initial clinical data from Lyell’s Phase 1 trials for LYL797 and LYL845; the potential of Lyell’s partnership with Cellares to reduce cost and manufacturing time for CAR T-cell and the effect of the steps Lyell has taken to reduce cost and manufacturing time for Epi-R P2; and other statements that are not historical fact. These statements are based on Lyell’s current plans, objectives, estimates, expectations and intentions, are not guarantees of future performance and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, but are not limited to, risks and uncertainties related to: the effects of geopolitical instability; macroeconomic conditions and the lingering effects of the COVID-19 pandemic; Lyell’s ability to submit planned INDs or initiate or progress clinical trials on the anticipated timelines, if at all; Lyell’s limited experience as a company in enrolling and conducting clinical trials, and lack of experience in completing clinical trials; Lyell’s ability to manufacture and supply its product candidates for its clinical trials; the nonclinical profiles of Lyell’s product candidates not translating in clinical trials; the potential for results from clinical trials to differ from nonclinical, early clinical, preliminary or expected results; significant adverse events, toxicities or other undesirable side effects associated with Lyell’s product candidates; the significant uncertainty associated with Lyell’s product candidates ever receiving any regulatory approvals; Lyell’s ability to obtain, maintain or protect intellectual property rights related to its product candidates; implementation of Lyell’s strategic plans for its business and product candidates; the sufficiency of Lyell’s capital resources and need for additional capital to achieve its goals; Lyell’s ability to successfully implement the workforce restructuring; and other risks, including those described under the heading “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (SEC) on February 28, 2023, and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, being filed with the SEC today. Forward-looking statements contained in this press release are made as of this date, and Lyell undertakes no duty to update such information except as required under applicable law.

Lyell Immunopharma, Inc.
Unaudited Selected Consolidated Financial Data
(in thousands)

Statement of Operations Data:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$25	$3	$117	$36,297
Operating expenses:
Research and development(1)	43,849	41,607	135,950	121,156
General and administrative	15,507	26,084	53,816	90,959
Other operating income, net	(292)	(1,251)	(2,149)	(3,544)
Total operating expenses	59,064	66,440	187,617	208,571
Loss from operations	(59,039)	(66,437)	(187,500)	(172,274)
Interest income, net	6,608	2,251	16,369	3,600
Other income (expense), net(1)	1,578	(1,068)	2,352	(1,047)
Impairment of other investments	—	(5,000)	(12,923)	(5,000)
Total other income (loss), net	8,186	(3,817)	5,798	(2,447)
Net loss	$(50,853)	$(70,254)	$(181,702)	$(174,721)
(1)As of December 31, 2022, the Company’s success payment liability was recognized at fair value as Fred Hutchinson Cancer Center (Fred Hutch) had provided the requisite service obligation to earn the potential success payment consideration under the continued collaboration. The change in the estimated fair value of Fred Hutch success payment liabilities beginning in Q1 2023 was recognized within other income (expense), net in the unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss. The change in the estimated fair value of Fred Hutch success payment liabilities in 2022 was recognized within research and development expenses in the unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss.

Balance Sheet Data:

	As of September 30, 2023	As of December 31, 2022

Cash, cash equivalents and marketable securities	$598,160	$710,269
Property and equipment, net	$108,096	$123,023
Total assets	$794,989	$937,561
Total stockholders’ equity	$697,573	$833,252

Non-GAAP Financial Measures
To supplement our financial results and guidance presented in accordance with U.S. generally accepted accounting principles (GAAP), we present non-GAAP net loss, non-GAAP R&D expenses and non-GAAP G&A expenses. Non‑GAAP net loss and non-GAAP R&D expenses exclude non-cash stock-based compensation expense and non-cash expenses related to the change in the estimated fair value of success payment liabilities from GAAP net loss and GAAP R&D expenses. Non-GAAP net loss further adjusts non‑cash investment gains and charges, as applicable. Non‑GAAP G&A expenses exclude non-cash stock-based compensation expense from GAAP G&A expenses. We believe that these non-GAAP financial measures, when considered together with our financial information prepared in accordance with GAAP, can enhance investors’ and analysts’ ability to meaningfully compare our results from period to period, and to identify operating trends in our business. We have excluded stock-based compensation expense, changes in the estimated fair value of success payment liabilities and non-cash investment gains and charges from our non‑GAAP financial measures because they are non-cash gains and charges that may vary significantly from period to period as a result of changes not directly or immediately related to the operational performance for the periods presented. We also regularly use these non-GAAP financial measures internally to understand, manage and evaluate our business and to make operating decisions. These non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles and, therefore, have limits in their usefulness to investors. We encourage investors to carefully consider our results under GAAP, as well as our supplemental non-GAAP financial information, to more fully understand our business.

Lyell Immunopharma, Inc.
Unaudited Reconciliation of GAAP to Non-GAAP Net Loss
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net loss - GAAP	$(50,853)	$(70,254)	$(181,702)	$(174,721)
Adjustments:
Stock-based compensation expense	10,516	19,123	38,621	63,561
Change in the estimated fair value of success payment liabilities	(2,706)	2,441	(3,309)	2,177
Impairment of other investments	—	5,000	12,923	5,000
Net loss - Non-GAAP(1)	$(43,043)	$(43,690)	$(133,467)	$(103,983)
(1)There was no income tax effect related to the adjustments made to calculate non-GAAP net loss because of the full valuation allowance on our net U.S. deferred tax assets for all periods presented.

Lyell Immunopharma, Inc.
Unaudited Reconciliation of GAAP to Non-GAAP Research and Development Expenses
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Research and development expense - GAAP	$43,849	$41,607	$135,950	$121,156
Adjustments:
Stock-based compensation expense	(4,548)	(4,442)	(14,439)	(12,401)
Change in the estimated fair value of success payment liabilities(1)	1,246	(2,441)	1,249	(2,177)
Research and development expense - Non‑GAAP	$40,547	$34,724	$122,760	$106,578
(1)As of December 31, 2022, the Company’s success payment liability was recognized at fair value as Fred Hutch had provided the requisite service obligation to earn the potential success payment consideration under the continued collaboration. The change in the estimated fair value of Fred Hutch success payment liabilities beginning in Q1 2023 was recognized within other income (expense), net in the unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss. The change in the estimated fair value of Fred Hutch success payment liabilities in 2022 was recognized within research and development expenses in the unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss.

Lyell Immunopharma, Inc.
Unaudited Reconciliation of GAAP to Non-GAAP General and Administrative Expenses
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
General and administrative expense - GAAP	$15,507	$26,084	$53,816	$90,959
Adjustments:
Stock-based compensation expense	(5,968)	(14,681)	(24,182)	(51,160)
General and administrative expense - Non‑GAAP	$9,539	$11,403	$29,634	$39,799

Contact:
Ellen Rose
Senior Vice President, Communications and Investor Relations
erose@lyell.com